EXHIBIT 99.2

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

L-1 IDENTITY SOLUTIONS

Moderator:  Lisa Cradit
May 5 2010
3:00 p.m. CT

Operator:
Welcome to L-1 Identity Solutions Conference Call regarding the company's first quarter 2010 financial results.  At this time all participants have been placed in a listen-only mode and the floor will be opened for your questions following the presentation.

If you would like to ask a question at that time please press star one on your touchtone phone.  If at any point your question has been answered you may remove yourself from the queue by pressing the pound key.  If you should require operator assistance please press star zero.  We ask that you please pick up your handset to allow optimal sound quality.

Now I will turn the floor over to Lisa Cradit.

Lisa Cradit:
Thank you for joining us for the first quarter of 2010 financial results conference call.  Statements that representatives of L-1 Identity Solutions make during this call that are not historical facts are forward-looking statements made under the Safe Provision Harbor Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's current beliefs and assumptions and involve inherent risks and uncertainties.  Any statements made today about future expectations or results are necessarily only estimates.

Actual results could differ materially from any forward-looking expectations.  Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company's SEC filings.  The

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

company expressly disclaims any obligations to revise or update any forward-looking statements.

Representatives of L-1 plan to use a number of defined financial terms during today's call including certain non-GAAP financial terms.  Please refer to the company's press release issued this morning which appears on our Web site for further definition and context for the use of these terms including a reconciliation of the non-GAAP financial terms to the most closely relevant GAAP financial terms.  With that I would like to turn the call over to Bob LaPenta.  Mr. LaPenta?

Bob LaPenta:
Good afternoon everyone.  Thanks for participating in our Q1 financial performance conference call.  We issued a press release this morning and we tried to provide a lot more color, a lot more clarity and kind of give you a bridge from the first quarter through the second quarter and then on through the year.

I'm sure there will be a lot of questions about that so we're going to leave plenty of time for Q&A to address those questions.  But first let me talk about what I think most of you want to hear right off the bat and that's the strategic alternative process.

And first regarding that process let me make a couple of comments.  Some individuals are indicating that you know we're talking about the strategic alternative process as a crutch.  There couldn't be anything that's more further from the truth.

This is a great company.  We're very proud of the company we built here and I believe starting in the second quarter on through the second half and into next year you're going to begin to see what a great company we've built.

So we're proud of the company and we're under no stress, no pressure to do anything.  And that includes using it as a crutch to hide results that some may perceive not to be stellar.  Now with respect to that let me point out also we did not provide first quarter guidance.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

So a lot of people are saying we missed guidance, we haven't missed guidance.  We are maintaining our guidance for the first half and hopefully by the end of the conversation today we'll be able to demonstrate to you why we have a high confidence particularly in the EBITDA area of hitting and maybe even coming in on the high end of that EBITDA guidance.

But back to the strategic alternative process, I indicated and again misquoted here I think, that in 45 to 60 days we'd have a pretty good idea of how this process was going.  Let me say a couple of things.  I also said that one item or one alternative that had been eliminated is the alternative of splitting the company up.

What I meant by that and again I thought I explained it back in the prior call is that we at this point are not interested in selling a part of the company and retaining the other part.  So many people are saying well you know the process, the bankers are out there and they're marketing Intel, they're marketing the identity solutions business separately.  That's not true.  There are companies that are interested in one part of the business.

There are companies that are interested in the other part of the business.  So while it may look like the bankers are out there saying what about Intel and what about the identity solution business, this process will be concluded if one party wants to buy the whole company they'll buy the whole company.  If one company wants Intl and one company wants Biometrics we'll team them up and we'll complete the process that way.

I can't really say too much more about the process other than I'm encouraged.  We're talking to a number of parties.  The process is continuing.  The Board is satisfied and has decided to continue and we're expecting this process to move out of the administrative phase, NDAs and things of that nature, into a more substantive phase in the days and months ahead.

If anything material happens we'll get back to you but I can tell you right now I’m encouraged by the response and the process will proceed.  Now let's talk about the quarter.  I indicated and you know there was one thing I can't wait to stop talking about, I'm not going to call it an enterprise license anymore.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

But we talked about it being a disappointment in the December quarter and although we didn’t give guidance, I'm going to talk about it being a disappointment because really I thought we would get it in the first quarter.

Having said that I am reasonably confident, I don’t want to say too much, that we will finally get this done in the second quarter of this year.  And I'm not really going to say anything more about the license other than that.

So let me just quickly track back and talk about some of our divisions and how they're doing.  Secure credentialing as you know we're in the middle of a large build-out of wins that we've had over the past year and a half where we won 17 out of 19 competitive procurements.

We've spent to-date probably somewhere around $90 to $100 million in that effort.  We expect to put in between the rest of this year and the beginning of next year maybe another $30 or $40 million.  That should substantially complete that process.

We're going to start seeing increased driver’s license revenue in the second half of this year.  And as I've indicated although we haven't given guidance for 2011 you're going to start seeing a ramp up in cash flow as we now begin to get paid back for the capital expenditure investment that we made beginning at the end of this year going into  2011 and beyond.

And that business just by itself, just the drivers license business, will start spinning off over $100 million a year starting in 2011 and beyond.  This is a great business.  We have opportunities to expand that customer base and add kiosks.

We're exploring the potential of putting eye exams in our kiosks.  The customer in Mississippi loves the product and we think it's going to be a big business and hopefully a business that we can build a revenue ramp up to $50 million a year in that business.

They're performing in all of the programs which is key.  You know we're implementing a lot of new programs.  We're keeping our eye on the ball and key to recognizing the cash flow and revenue that I alluded to is all going to

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

be dependent on successful implementation of those programs. And that's exactly what we're doing.

Beyond that SCD is making strides in international competitions.  We hope to be announcing one very shortly that we think is really going to be a milestone.  And it's going to incorporate both a driver’s license type, National ID card and it's going to incorporate a Biometrics solution.  So it's a joint bid.  Both of our divisions joined together.

Things are looking favorable in that particular opportunity and hopefully very soon we'll have something to announce.  And I'm hoping to get a little bit of revenue out of that win in the second quarter.  Going to the Biometrics division, here is a division that you know over the past couple of years has been building products, developing software, trying to get embedded in certain emerging opportunities.  And it's finally happening in Biometrics.

It started last year.  They had a great year last year.  If you look at our opportunities and the demand and the bids that we have outstanding now we're very, very excited about how our Biometrics division is doing.

Now in mentioning that I should also indicate that we've merged our enterprise access business into the Biometrics division.  So now we have a complete complement of solutions from border security to facility access to IT access.

We have live scans.  We have mobile iris devices.  We have a tremendous capability and their portfolio of products is being well received in the market place.  So Biometrics is doing well.  We have a bid outstanding on a key program for facial on DoS, Department of State Visa. We should be hearing about that.  It's a program that we've been on for quite some time.  We think we're encouraged about our ability to retain that program.

We're bidding programs in the Middle East.  We recently booked an add-on to our Middle Eastern order.

The software development program and integration program that we won last year is proceeding extremely well and that will result in us beginning to ship

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

our HIIDE 5s starting in the second half.  With those shipments we believe the customer will order additional HIIDE 5s in the second half of the year.  And we believe that when these products are used other customers in the Middle East and in India will get very excited about their capability and it will open a whole new customer base for us in that area.

As far as the Afghan HIIDE order, you’ll know there is one – an additional order in the budget.  We have not included any of their revenue in our second quarter forecast.  We expect to win that award sometime in the second quarter, maybe early third quarter, and we will ship those units out in the second half of the year.

So there are a number of programs that we have current – we have already won - currently working on, but we expect to start generating revenue in the first half of the year.  Another one of those programs is the U.S. Passcard program.

Last year I don’t know we had maybe $10 to $12 million of revenue in the first half.  On the Passcard program this year we have zero.  That’s all going to ramp up in the second half.  They had a lot of inventory.  It has nothing to do with the demand on the program or you know the success of the program.  There will be a lot of purchases and shipments in Passcards in the second half of the year.

Moving to our enrollment division, its another division that’s implementing two exciting new programs.  One being New York State, the other one being TWIC.  I’m happy to say that TWIC has turned the corner.  We have fully transitioned that program.  Enrollments are ramping up very nicely as they are in New York.

We had two competitions.  Sorry to say that we lost one to a competitor in Pennsylvania.  We did not have a lot of revenue for that program in our forecast.  We are protesting that award.  And we feel that we have substantial grounds to file that protest.

We also lost a program in Michigan. We are protesting that. The contract is expected to expire in the end of May. We will not be expanding that program

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

– extending that program - so the competitor who won was going to have to stand that program up in about the next three weeks. So we’ll see how that goes.

But I can tell you we’re not going to bid any programs at a loss.  We refuse to do that.  And I'd rather not have the $3 to $5 million of revenue than book a program at a loss.  But the enrollment business overall is doing exceedingly well.  As I mentioned we have over a 1,000 enrollment sites.

We’re enrolling at a rate now of over 2-1/2 million people a year.  We’ve all heard about the immigrant reform effort, whether that happens or not I’m not sure.  But I can tell you the TWIC program will be a prime vehicle for any activity in enrollments on that program and I don’t have to give you the metrics.  It’s a very, very large opportunity.

In addition to that, they're in the process of bidding a large program to a Middle Eastern customer.  We have three partners on that program.  One of them is TCS and we are bidding certain States that we’re very comfortable in opening up an enrollment capability in as well as certain countries overseas.

This will be their first entrée into overseas enrollment.  If we’re successful in winning all of the territories and 300 countries that we’re bidding on, this is an opportunity that would generate over $400 million a year in profitable revenue.

Again, we don’t have that in our forecast, if we lose the program, or don’t get anything out of it, it’ll be an experience that I think will serve us well down the road.  But again we think we’re well positioned.  We don’t have any revenue in our forecast and if we do win, it will create some wonderful upside for us.

Looking at our Intel business, we’ve all been reading the papers.  We know what happened with the individual in Times Square.  We know what happened with the individual in Detroit.  I can’t really go into a lot of detail but let me say that that program is – one of our programs that - is ramping up dramatically.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

And the growth on that program is guided strictly by our ability to bring in qualified people, have them accepted by the customer.  And basically, we can put just about any person that the customer – that we can hire and the customer approves on that program.  That’s the level of activity.

So we expect the Intel group overall to have a very, very robust year with much of their growth coming in the second half because as we add people, for instance, in the second quarter we are trying to add over 60 people onto that program.  We’ve recently learned that another 50 to 60 people have been approved.

We’re going to be adding those people again during the course of second and third quarter.  So the full run rate of those additions will be experienced in the second half.  So you know I don’t like to see the second half loaded in the forecast any more than any other investor.

You know I wish I could control that, but I can tell you the business is building momentum and it’s with a high degree of confidence that I think when we see the second quarter ramp starting to happen you're really going start understanding the power of the company that we’ve built here.

I’m going to let Jim take you through the numbers and basically give you a bridge to why we’re – why we feel confident about the incremental revenue in the second quarter and the second half of the year.

But really we’re focusing on five – basically five targets to be able to achieve that.  I can’t talk stop talking about the license because that is going – that is part of our second quarter forecast and I believe it's going to happen but there are other opportunities in Passcards, in this program I talked about.

And in additional live scans sales, follow-on orders that we have a very, very high confidence in, and Jim will take you through some of those.  So a big portion of the ramp in the second quarter and the ramp in second half of the year is going to come out of backlog, probably 50 to 60 percent of it.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

And we’ll try to give you some color on some of those other opportunities without disclosing you know issues that give us a competitive issue.  We’ll try to give you some color on those kinds of things also.

So with that I’ll turn it over to Jim.

Jim DePalma:
Thank you Bob.   The press release provides the detailed summary regarding the first quarter results and Bob has addressed many of the key points regarding our strategic positioning, operations and performance as well as our expectations for the first half and full year.

I will provide highlights regarding our overall financial position and performance.  As Bob noted the company’s solid customer base and market position continues to provide a number of opportunities for strong organic growth.

Revenues for the first quarter of 2010 were $148 million comparable to last year primarily due to Passcard and Passport volume decreases which were offset by strength in our enrollment service business.

As Bob noted, we had no Passcards in the first quarter and – very little Passport activity in the first quarter.  And we expect that to normalize as the year progresses and that’s another reason why we’re comfortable with the trend of increasing revenue and increasing EBTIDA.

There are several key points regarding growth and our operations.  Our Secure Credentialing business continues to focus on investing in its customer base providing us with a leading position to focus on investing in this $1 billion plus market.

It's a large market.  Right now we're making investments, providing pretty much cards, but there are opportunities for DMV modernization, E-Gov kiosks, and other solutions, we're talking to a lot of our customers as we do 90 percent of the market.

We're talking about a lot of things that we can do to help them and grow their opportunities along with us. So the market continues to move in effect from

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

an unsecure card to secure and sophisticated identity cards. And that represents a tremendous opportunity for us.

Second quarter sequential growth is expected to be in the 15 percent range and derived almost entirely from our backlog as DMV projects and price per card increases which we have not yet really experienced.

As Bob indicated we've won 17 out of 19 DMV programs.  Starting in the second quarter we will start seeing the fruits of those investments by getting higher priced cards, and as Bob has indicated in the past, we do 80 to 85 million cards a year.  So as we increase the prices, we were able to generate more revenue and it helps our bottom line.

The second half of the year will be driven by the items we talked about, as well as, growth from Passcards and Passports as we return to normal quantity levels.

As Bob noted, our Intelligence business has continued to significantly outpace the wider government service market highlighting its unique market position as the gold standard provider of high value offerings on critical national security programs.

The majority of the company's full year growth will come from existing backlog and near term significant plus-ups on key contract vehicles.  Bob alluded to those opportunities.  These businesses continue to focus on expanding existing capabilities and customers with significant new opportunities and proposals submitted during the first half of 2010.

You'll note that our operating expenses were in line with last year except for marketing where we spent money in the Government Service area and we expect that to bear fruit again in the second quarter and the second half.

Our biometric division is poised for significant sequential growth in excess of 50 percent with $30 million booked or close to finalization.  The division remains focused on converting key international multi-biometric programs as noted by Bob.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

Our enrollment services division continues to demonstrate strong organic growth growing in excess of 20 percent with the implementation and ramp up of new State and Federal programs.  Bob talked about TWIC.

Contracts in backlog at the end of the first quarter have positioned the business for continued sequential growth.

Reported gross margins for the quarter approximated 27 percent.  Cash margins were in the 34 percent range, a slight decrease from last year, driven by the change in revenue mix as we noted.

We had in essence more revenue from enrollment. Passcard and Passports were down and that had a negative impact in the first quarter on margins by about two and 1/2 percentage points.

We expect reporting margins to climb toward 30 percent with cash margins in the 35 to 37 percent range as our mix shifts towards credentialing and bio-metric solutions, sort of in line with what Bob was talking about.

Operating expenses as a percentage of revenue was just below 27 percent, a slight increase from prior year due to the higher non-cash expenses.  We had an increase in stock based compensation in the first quarter not affecting EBITDA and quite frankly that was a one-time charge that we had to take in the first quarter.

The company continues to maximize existing resource levels and identifying appropriate savings which will drive GAAP,  operating expenses below 24 percent by year end.  Cash operating expenses for the full year as a percentage of revenue are expected to be in the 20 to 21 percent range.

As a result of the aforementioned, adjusted EBITDA was approximately $17 million and the company is targeting 15 to 16 percent EBITDA margins for the full year.

Other items of note, total interest expense for the quarter was $6 million.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

We expect cash interest to be in line with the full year 2009 approximately $28 million.  The company continues to utilize an effective rate of 35 percent and expects to pay minimal cash taxes as the company enjoys over $700 million of NOLS tax deductable good will, and amortizable of intangible assets, for tax purposes.

Weighted average shares are 86.9 million.  The company continues to target 87 to 88 million shares on a fully dilluted basis for the full year.  Balance sheet and other matters, a couple of items on the balance sheet.

Days outstanding were approximately 71 days, slightly above the 68 days in the fourth quarter.  We expect the DSO's to move towards the 60 to 64 range by year end.  It's just a matter of lower volume on revenue affected DSO's.

And we're focused, as always focused on, accelerating our receivable collection and figuring out ways how to bill quicker. Inventory levels increased slightly to address second quarter shipments.

As a result, our working capital levels are expected to normalize as we effectively manage our vendors and drive our DSO's towards our target levels.

We talked a little bit about the amendment to our debt.  The total debt for the company at March 31 was approximately $474 million reflecting senior secured borrowings of approximately $299 billion and convertible notes of $175 million.

As noted in the press release, we amended the senior secure facility during the quarter.  The company has been evaluating for several quarters now the significantly enhanced borrowing environment to extend maturities, enhance pricing, and take advantage quite frankly of the more liberal financing environment performance.

The company decided to defer significant debt restructuring until we conclude our strategic review.  The amendment reflects terms and conditions closer to the current market environment and provides us with operating flexibility during the strategic alternative evaluation period.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

The company anticipates stronger free cash flow beginning in the second quarter and second half of the year as margins and cash operating profits significantly expand.  Again as Bob noted, capital expenditures will continue throughout this year in $55 million range, but we expect our annual capital requirements after this year to go down significantly improving our cash flow profile.

Book to bill for the first quarter was just over 1 to 1driven by State and local markets for credentialing and enrollments, as well as Federal and international bookings in our Biometrics and Intel divisions.  As a result, backlog was $1.3 billion or approximately $2 billion including options and will continue to grow throughout the year as we target book to bill ratio in the 1.2 to 1.0 range.  So as Bob noted, we talked a little bit about the bridge in essence from the first quarter to the second quarter.

We mentioned the license Passcards and Passports as we normalize our shipments that will dramatically add to revenue and EBITDA.  Bob talked about live scans, the enrollment division and there are a number of other projects if  just some of them come to pass we will easily be comfortable with our EBITDA and revenue numbers for the first and second half.

Thank you Bob back to you.

Bob LaPenta:	Thanks Jim and with that we’ll open it up for questions.

Operator:
At this time if you have a question or comment please press, star one on your touchtone phone.  If at any point your question is answered, you may remove yourself from the queue by pressing the pound key.  If you have additional questions, we ask that you please reenter the queue.  Again, we do ask that while you pose your question that you pick up your handset to provide optimal sound quality.  Our first question is coming from Daniel Meron of RBC Capital Market.

Daniel Meron:
Hi, guys a few questions on my end.  First of all Bob can you provide us an updated comment on how long this process review should take.  I think you initially indicated you expect to have some sort of inclination of where you’re

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

heading with this, within 45 to 60 days of banker’s review. So how long from now should we expect to hear on this?

Bob Lapenta:
Yes, Dan again, as I indicated I think in prior comments when I talked about the strategic alternative process I said that we’d probably get a pretty good indication of where we were in 45 to 60 days.  I think that’s what I said.  That period has passed and we do have a pretty good indication of which way we’re going.

We’re encouraged, there’s a lot of activity around different parts of the business and again, this is not a process that we want to drag out or linger on.  It’s not good for our employees, not good for our customers, so far there’s been no impact on employees who work extremely hard.

So you know I think activity is going to start picking up once we’ve finished the administrative NDA process in the next two to three weeks.  And then it’s going to be very active in June and we would expect by July to really understand where we are.

Daniel Meron:
OK that’s helpful thank you.  And then looking back to the business, it does seem like there are a few things that got pushed out again.  If you can just provide  me a little bit more color on the circumstances, is there more competition coming in.  I think the competition announced a device that was similar to your HIIDE device; can you update us on that front and on the various projects that you’re involved with one way or the other and also the impact of the budget on the State and local level on the sales cycles.

Bob LaPenta:
OK you know you’re breaking up quite a bit but I’m going to try to answer it but if I’m not answering the right question let me know.  I think you said you know what’s happening with HIIDE, there are competitive products that are being introduced on the market.

In every biometric, every tactical application having to do with identity or counter terrorism you’ll see a HIIDE device on the field.  There are over 13,000 of them we’re going to be shipping 1,300 of the HIIDE 5s in the second half to a Middle Eastern customer.  I believe they’re going to order another 1,300 to 1,500 right behind that.  Once they get these things in the

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

field, they have wireless capability, they have GPS multi-biometric, they have mesh network capability, 250,000 record storing capabilities - they love the device.

No one has a better iris capability than we do, so you know there’s always going to be competition.  We have a very good position with this customer.  We believe there is a line item we know there’s a line item for the buildup in Afghanistan we expect that order to come in for another 1,300 to 1,500.  We’ll be shipping those in the second half so I got to tell you we’re about to get some funding to start building our, I call it, micro HIIDE.

It’s going to be a very compact, I don’t want to call it a Blackberry, but it’s going to be a device that people are going to be able to carry in their pocket.  We’re very excited about that.  We expect to get some funding from an unidentified source to help us start that development very quickly.

In the State and local market, I said that DMVs are not a cost center, you know burden, on the States. There’s grant money for new initiatives that they want to implement but as far as the driver’s license process itself, it’s a profit making enterprise.  All  States  are enhancing their DMV their driver’s license issuance, and I think what’s transpiring here in the country and around the world all the talk about immigration reform many, many States are incorporating a lot of these secure features into their driver’s license right now.

What’s happened here in New York you know we have a contract pending waiting for signature. That’s going to put facial recognition and give New York City the capability to identify all people that are in a database with respect to DMVs and criminals.  So we’re going to be able to put all of these live feed videos into use by identifying the people that are on them.  We expect to get that contract weekly you know last week, next week, the week after it’s been approved.

We’re waiting for one signature that’s going to generate software sales in the second quarter.  And more importantly, we’re now going to be able to take this solution used by New York City as a reference and sell it to many, many

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

cities around the country. We’re really excited about that we’re really bringing Biometrics, facial recognition, iris recognition, to the next level.

So the DMV business is doing exceedingly well and again as Jim indicated you’re going to start to see this ramp and it’s going to happen.  I mean it’s not like I’m telling people you know we’re going to go out and book all this business and its going to create all of this revenue.  This is business that we are building right now it’s in backlog and beginning inthe second half of this year and going into next year this is going to become a cash machine.  And I’m willing to take anybody through the details of that if anybody cares to do it.

Jim DePalma:
And as Bob talked about facial recognition, the Department of Motor Vehicles looked to facial recognition software to save money and reduce health and welfare fraud in their own States.  The other way they’re looking for ways to save money and we talked about the Kiosk these are opportunities to reduce lines and to be more customer focused.

But it also gives the state DMV the opportunities to reduce headcount.  So the things that they’re looking to do to save money is really beneficial to us and Kiosks are key as well as government and privatization type of opportunities.  So it’s really an opportunity for us over the long-term as they look for ways to streamline their operations.

Daniel Meron:	Thank you Bob and Jim good luck with the process.

Bob LaPenta:	Thank you.

Operator:	Our next question is coming from Jim Ricchiuti from Needham and Company.

Jim Ricchiuti:
Hi, thank you.  I was wondering if you might be able to help us with the ramp up that you see in the second half of the year for Passcards and the Passport business.  Is there any way you can put some dollars to that Bob maybe where we can begin to — it sounds very weak in Q1 and you’re not expecting much of a recovery in Q2.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

Bob LaPenta:
Well thanks Dan — Jim thanks Jim.  Q2 we really do expect a nice quarter.  Again, with the caveat that the “ license” comes through and again I’m pretty confident that it is but there’s no guarantee I am confident that it’s going to happen in the second quarter.  For a number of reasons none of which I can go into right now.

One mainly though is the customer really needs it; they really need it for the deployment in Afghanistan but I’m not going to go much further than that.  So the second quarter I could tell you that I have high confidence in the EBITDA number and in fact I think we’re going to be above the mid point of that range again with the license.  And you know you’re going to look at revenue that’s very strong in the second quarter.

You know will we get to $190 million you know we’ll be around there.  It could be $185 million, could be $180 million, I know even if we get in the $180 million area, we’re going to be in the mid to upper part of the EBITDA range.

So that’s what I can tell you about the second quarter.  As far as the second, half of the year, let me give you a little bit of a bridge.  Jim talked about Passcard we virtually have none in the first half.  We think that’s going to be at least $8 to $10 million in the second half.

We have California and New Jersey which are ramping up and they’re going to be milestone billings in the second half of the year that are going to generate somewhere between $5 to $6 million.  We have price increases on our DMV cards which we are now you know implementing.  We’re starting to turn those programs on.  That’s going to generate anywhere from $3 - $5 million in revenue.

A small program, we talked about it, Trusted Traveler.  That’s going to add a couple of million dollars of revenue in the second half.  The contract that I talked about, that’s the combined program between SCD and Biometrics.  It has both a National ID card and it has a database management system.  We expect to have that purchase order in our hand in two weeks, it could be three weeks.  That’s going to generate $8 - $10 million of revenue in the second

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half.  The kiosk where we virtually have no revenue in the first half, we’re going to have $3 - $5 million of revenue in the second half.  And the big delta is going to come in the Intel group where I believe their run rate from the first half to the second half is going to go from a number like a $115 to $130 to $135 million.

So if you add all that up and the Intel business - it does not factor in any new program wins such as major proposals that we sent out or is about to go about this week for ACI related to cyber initiatives.

So you know I hope that it’s a lot of color. I could talk about each one of those, but that’s really the road map on how we get to the first half to the second half. And I hope that was helpful.

Jim Ricchiuti:	It was helpful. Just a point of clarification, that $8 to $10 million combined program, is that the program you're anticipating in Africa.

Bob LaPenta:	Yes.

Jim Ricchiuti:	OK and you had expected that this quarter, this past quarter. It just didn’t come through?

Bob LaPenta:	Well, unfortunately they had to replace the Cabinet.

Jim Ricchiuti:	OK. Thank you.

Bob LaPenta:	But they're back.

Operator:	Our next question is coming from Paul Coster with JP Morgan.

Paul Coster:	Yes, hi. I hate to be a pest but I joined a little bit late. When you refer to the license what generically are you referring to again please?

Bob LaPenta:	I’m sure the person that’s caused all this trouble is listening. So I don’t want to go into a lot of detail.

Paul Coster:	OK.

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Bob LaPenta:
I can tell you that I’m very confident that this thing is moving forward.  The customer loves the program.  It’s needed desperately for the deployment in Afghanistan and Paul, you know it should have happened in the third – in the fourth quarter of last year.

If you spoke to the customer, you saw the intent to issue a sole source award.  I mean it’s not like I’m making this stuff up.  If you know somebody at the customer that could give me better information, but I can tell you Paul I think it’s going to happen in this quarter.

Paul Coster:	OK, did you size that?

Bob LaPenta:	I’m sorry?

Paul Coster:	Did you size it…

Bob LaPenta:	Ten million.

Paul Coster:	Ten million. Thank you. Sorry about that Bob.

Bob LaPenta:	Got you.

Paul Coster:	The CapEx is going down in 2011, I assume that’s because the secure credentialing platforms are done and we start to normalize in 2011. Is that correct?

Bob LaPenta:
That’s exactly right.  And that’s what we’ve been saying and again anybody that wants more detail, get on the phone, and we will take you through this because this is a very compelling story.  And again we’re not telling you that is something that we’re going to go out and win.

We’re spending $100 to $150 million on something Paul.

Paul Coster:	Yes. And then the backlog break out was there – I mean I don’t think it changes much. It’s so big now and diversified but is there a theme to what’s building fastest at the moment.

Bob LaPenta:	We have that breakout of backlog. You know I had that in a slide.

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Jim DePalma:	Yes. I have it.

Bob LaPenta:	Do you have that? Yes.

Jim DePalma:
I would say you know when we look at the backlog of  $2 billion with the options.  You're looking at the credential business pretty much half of that which is in line with last year.  Enrollment is $500 million of it in round figures.  Our Intelligence business is another $300 to $400 million of it and then everything else.

It is our our credentialing business as Bob indicated, we spent a lot of money and there is a lot of back log as a result of it.

Paul Coster:	Yes. Got it. Thank you very much.

Bob LaPenta:	Thank you.

Paul Coster:	Great. Bye.

Operator:	Our next question is coming from Michael Kim of Imperial Capital.

Michael Kim:
Good afternoon.  Going back to the credentialing side, can you talk about the opportunity - I believe a fairly significant opportunity in Africa for driver’s license and National ID.  I think you touched on it briefly but if you could further expand on it that would be helpful.

Bob LaPenta:	That was the National ID program where?

Michael Kim:	We previously talked about a fairly significant award opportunity in Africa.

Bob LaPenta:	Yes. That’s the opportunity I’m talking about. We have been told that we’ve been selected on both sides of that opportunity. And we expect that to proceed very shortly.

Michael Kim:	OK. And then …

Bob LaPenta:	That’s the one where they replaced the Cabinet, the person – the approval process was disrupted, but we feel good about that opportunity.

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Michael Kim:
OK and then on the Biometrics side, I think you talked a little about India in the past.  You know can you talk a little bit about where you see that opportunity developing later in the second half of this year.

Bob LaPenta:
As you know there is a lot of press surrounding both the program that we just talked about in Africa.  And there is a lot of press that talks about the program in India.  It’s the called the UID program.

We have a great team there. And there are two mobile devices – the one great thing that happened for us is iris was now put into regulation that Iris will be part of the program.

When that happened that really enhanced our chances of winning a substantial portion of that program dramatically.

This is one where our acquisition of Retica’s assets could end up being a wonderful acquisition for us.  So we think they're going to buy a lot.  And you can read – you don’t have to believe me.  I’m not saying we’re going to win.  But they're beginning to start enrolling people in July.

There is – you know there is an AFIS capability do the matching but there is going to be a mobile enrollment and live scan opportunity there that’s very, very substantial.  We are now beginning to look at advanced buys of material.  We’re looking to partner with a firm in India to build these devices in India which the customer likes.

And you know we’re very excited about that opportunity. If that were to generate you know some of the revenue that we think its capable of, that could be a very nice program for us.

Michael Kim:
And lastly have you heard any new developments on I guess an expansion on the kind of U.S. EXIT program or initial development on that opportunity down the road or is that something we should think you know as more in 2011 or 2012?

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Bob LaPenta:
I think the customer TSA has to get their act together on that program.  You know we’re bidding on a program called CAT BPSS which we think would be a great solution for that program.  That’s going to be decided we think in the next – you know the RFP I think is due out this week or next week.

We have a great solution there.  This is one where there is going to be an automated verification of your driver’s license and the boarding pass.  We can incorporate within that solution a passport or Visa reader.  We can incorporate very quickly a capability to match anybody leaving the country to a database No fly list.

It’s a great solution.  I hope you know the customer really starts putting you know an effort here, an emphasis on getting this done.  Short of that I think the exit – and I’m talking about exit.  I don’t – you may be talking about visit.

On the exit side, I think our registered traveler program, VIP, is a great solution to that program.  But let me just flip back.  There are a lot of rumors circulating about visit, who’s on, who’s not, I don’t want to comment.

Michael Kim:	OK, fair enough. Thank you very much.

Operator:	Our next question is coming from Michael French of Morgan Joseph.

Michael French:
Good afternoon.  A question about the Department of Social Services contract there in Connecticut.  Is there an opportunity here in other States or at a Federal level given all the emphasis lately on reducing fraud in healthcare?

Bob LaPenta:
Yes, Absolutely.  We’re working with a number of States.  Again we do 45 out 50 we’re talking to a number of States.  We’re using Connecticut as a model in this particular area.  And I believe we’re talking to five or six States to figure out how we can implement this effectively and efficiently for these various states.

I don’t have anything in my forecast for it but again this is an opportunity for L-1 as we take advantage of the installed based that we have.

Michael French:	And how about on a Federal level?

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Bob LaPenta:
You know there are a number of programs –I can’t go into any details where we’re talking to various Agencies on how we can help them with credentialing for individuals and to help them with fighting against fraud and things of that nature.

Michael French:	OK. And given the strategic or the review of the strategic alternative, do you still intend to be active in M&A. Obviously you just acquired Retica.. Are you still looking at potential targets?

Bob LaPenta:
No, you know for a period of time our M&A you know we’ve been beyond selective.  This is you know it’s been a must have.  And again I think this one could be terrific for us.  You know everybody loves the Mobilized Eyes camera that we acquired.

And it’s a great, great product and you know them, you know they just didn’t have the ability to distribute to it, to manufacture it, to buy the material.  So in that sense you know it was a good partnership.  And we're very excited about that.  You know I think we all know the debt on the balance sheet has significantly curtailed our M&A.

We've seen some nice companies but you know we negotiated that debt at the worst possible time when the world was collapsing and you know timing sometimes doesn’t work out.  We're going through this process.

We're encouraged by the response by a large number of people.  But if it doesn't work out, we're going to do a high yield deal or we'll restructure the bank debt.  I just want to keep saying we don't have to do anything because we have a great business.

Now a lot of people are going to come in and look at it are going to understand that.  They don't really understand what this business is.  I'm really proud of it.  Our people have done a great job.  And starting in the next quarter I think people are going to start saying wow, now we understand what you guys have built.

Michael French:	Which raises an interesting question, in terms of the timing you know this revenue ramp we're expecting in the second quarter, and the timing of when

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you expect the reviews to conclude, is it reasonable to think that you know maybe if you got that behind you, you could attract a better evaluations.

Bob LaPenta:
Yes, but let me give you, you know my thought processes there.  And again without giving up a lot of numbers, you know what we're going to be doing over the next couple years as this cash ramp up is basically paying down debt.

And you know I am so confident that you know two years from now, a year and 1/2 from now, whatever, people are going to see the cash that's coming out of this company, the revenue, and the programs that we're on.

And they're going to say that's unbelievable.  But you know we're going to spend you know the next year to two years paying down debt and you know frankly that's you know if I can get somebody to recognize the value and pay us for some of that you know our proprietary positions in so many areas, in enrollment, in income, what a business.

What a great job our people are doing.  I mean protecting the country both here and around the world, you know, they're doing things for us in places of danger and when they see what's going to happen with the driver's license business and the kiosk business and you know the ABIS capability.

You know we're becoming more and more software.  You know again the reason I'm doing the process is there are companies out there that have a footprint, that have people on the ground, that have a big you know capability in Washington and around the world that we don't have.

So I think they'll be able to accelerate and so if they look at it and say one plus one equals three and 1/2 which I think some of them are going to, I think we're going to do well.

And again I'm not going to give the company away.  I've worked too hard, my people have worked too hard.  You know there's a lot of speculation out there.  Bob LaPenta's going to – I'm not going to lose any money.

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I have paid for every share of stock myself.  I have no loans.  I didn't get any options so everybody can stop writing about that.  I put $100 million in this company.  I own 10 million shares of stock.  You do the math.

I'm not giving the company away.

Michael French:	OK, thank you Bob and good luck.

Operator:	Our next question is coming from Jeffrey Kessler of Imperial Capital.

Jeffrey Kessler:	Well, thank you for getting me on the call. And I appreciate you putting my colleague on earlier as well. Most of my questions have been answered Bob but I do want to ask just a couple.

First you know one of the biggest road blocks on the Intel side has been the availability of cleared personnel and this is not just for you it goes for almost every company who is requiring clearance these days.

How are you able to ramp up your personnel who have top clearance when it's been really, really tough for the entire industry and the ramp seems to be faster than you've had in the past.

Bob LaPenta:
Great question Jeff, but let me just say one thing, the ramp in the past was maybe you know I think equivalent to what we're looking at now.  This program is really slated to really, they're going to do things that are impressive.

You know, answering your question, people seem to want to work for L-1, government services.  We have very, very good you know people that are recruiting.  We have a lot of networks.  You know the management in that division is just super.

And you know when they see requirements coming, they start lining up resources long in advance of the requirement happening.  So then you know you could almost call it like a bench, Jeff.  And then they start and they start bringing those bench players onto the field.

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Jim DePalma:
Yes, Bob, the secret sauce here for our government services business is our management and the people that we have there and that other people like to work with the people that we have and just enjoy the mission and helping the government protect the homeland.

And so it's just a wonderful place to work and they enjoy working and helping the government.

Bob LaPenta:	And I've got to tell you those people are working hard. You know they're working some of them you know 15, 18, 20 hours a day because they believe in what they're doing.

Jeffrey Kessler:
OK, one other quick question and then I'll leave.  And it's somewhat of a sensitive question, historically, internationally, particularly internationally, there's been what we would term, I'm not going to call it predatory pricing, but price pressures when certain companies want to win a contract in this business.

Over the last several years we've seen some of the best technology companies here not win because somebody is willing to basically give the business away. Where do you draw the lines here?

You've got a couple of bids out there on international contracts, hopefully you can win them.  The problem is that you're going up against a couple companies who may be very willing to price at well, at predatory levels.

Bob LaPenta:
It's very simple, Jeff.  And again we're business people, we're business people.  I mean if there's an opportunity out there that you know we think we should make an investment in, because of the long term potential either there or in similar related opportunities down the road, that doesn’t happen too often.

And so we're not in business to give anything away.  All of our divisions are making money.  They're very nice.  You know a lot of times I hear you know L-1 stinks, they don't make any money.  Every one of our divisions is making a lot of money.

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The problem with L-1's financials is accounting.  You know we've got $60, $70 million of you know non-cash charges flowing through our financials.  So we make a lot of money and starting next year we're going to start generating a lot of cash.

Jeffrey Kessler:	OK, that's one way of answering the question, but great. Thanks a lot guys.

Jim DePalma:	He has a great voice, radio voice.

Operator:	Our next question is coming from Steve Velgot of Susquehanna.

Steve Velgot:
Yes, I just wanted to clarify something I think Bob said earlier about second quarter revenue.  I think he referred to that as potentially coming at $180 million, I think.  Were you referring to more if you do get this license that you expect you know that number to be more like $190 million?

And then I had a follow up.

Bob LaPenta:
I said the guidance for the first half is $340 to $350 million.  I said in order to achieve that, we've got to do about $190 million.  I said in evaluating it, if somebody said that's going to slip, this is going to slip, that's going to slip, you know they're going to fire the cabinet, whatever.

I said I'd still be comfortable that $180 million, and even at $180 million, I think we'd be at the midpoint at least of the EBITDA range. Do you understand what I'm saying?

Steve Velgot:
Yes.  No, that's clear now.  I know you can't go into detail about this license but I just want to understand if this is really a onetime thing that we'd have a hard time you know really putting a multiple on, or whether or not if you get this license there is potential follow up revenue and earnings that could come from this.

Bob LaPenta:
Yes, we're finding that licensing opportunities are increasing and you know we find them, you know some of the opportunities that I talked about include software, so.  I could tell you in just programs that we've already been told that we won, there is an equivalent amount of licensing revenue.

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Does that answer your question?

Steve Velgot:	Yes, I guess I was just talking about this one particular license that keeps slipping from quarter to quarter. Whether or not …

Bob LaPenta:
It happened in a period when we were making a big investment in our driver’s license where you know they had inventory and – so it would have been a very nice thing to fill that hole.  It didn't happen.

So again I'm pretty confident that it's going to happen now in this quarter because they really, really, really need it, and I you know.  And there are those, not one opportunity but if you aggregate four or five things that we've already won, they have a similar if not slightly higher amount of software licensing contained within them.

Do you understand what I'm saying?

Steve Velgot:
Yes, the last thing is just given how much of the potential upside in terms of your business, is you know kind of still to come, how confident are you that you know value, the appropriate value would be recognized by these firms that are taking a look at your company versus say you know the stock market that you know we could argue about how well or not it's valuing the company.

Bob LaPenta:
Well, I can only tell you this, people are going to — people that know the business — people that know the business will understand the potential.  You know the one thing we did right four years ago five years ago is have great vision for what this business is and what it could become.

This is a very, very critical exciting space.  So we think we’re going to grow you know 10 to 15 percent organically this year.  If people don’t want, you know — don’t like you know where we are say show me I just gave you the answer to that question.  I’m not giving the company away.

Male:	Right thank you.

Operator:	Our next question is coming from Howard Rubel of Jefferies and Company.

Howard Rubel:	Thank you very much good afternoon Bob.

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Bob LaPenta:	Hi Howard.

Howard Rubel:	Could you give us a sense of the dollar amount of your total bids outstanding?

Jim DePalma:	Yes, we have that number I think. Bobby you have that number?

Bob LaPenta:	Four hundred million Howard. Does that include the enrollment job that I talked about? Seven hundred million — $750 million.

Bobby Basil: 76 percent of our contracts.

Howard Rubel:	Could you repeat that, I couldn’t quite hear that sorry that’s was exactly what I was after.

Bob LaPenta:
I asked the question and the response was $400 million and then I asked whether the enrollment program was in that bid because that bid is going to be going out probably Monday.  We’re reviewing that tomorrow that — if we won everything that we’re bidding on and that bid that would add — we would value that bid north of $350 to $400 million annually.

Howard Rubel:	OK.

Bob LaPenta:	Again, I don’t have that in my forecast.

Howard Rubel:	And then what would you say the average kind of win rate I thought I heard part of that answer that you’ve been seeing.

Bobby Basil:	About 29 bids this year.

Bob LaPenta:
Right but that includes driver’s license.  Yes, yes so I mean if you took the driver’s license out I’d say I don’t know I’d have to go back and analyze it but I’m saying we’re probably in the north of 1/3 range.  I’d have to go back and analyze that other than driver’s license.

Howard Rubel:
No, I get that and then just two other things.  One is I understood that the mix was down and it worked against you and so when we look at gross margins they’re down a little bit but if we were to separate the two businesses I mean

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how is sort of the operating efficiency in the enterprise a result when you look at it that way?

Bob LaPenta:	I’m sorry can you repeat that.

Howard Rubel:	Well I mean you know gross margins were down on essentially flat revenues …

Bob LaPenta:	And you’re right and it was the mix. As I indicated we had virtually no Passcards or Passports …

Male:	Or HIIDE.

Bob LaPenta:
… or HIIDE in the first quarter so you know when you look at what we do it’s going to be when it’s all said and done our cash margins are going to be between 35 and 37 percent.  And our operating cash expenses are going to be in the 20 to 21 percent range.

Howard Rubel:
Right and on the final point just staying with this.  You know if I look at GS&A I mean again it was relatively I call it relatively flat and you looking at that at all or is this just all predicated on managing the organization so that as you get the growth SG&A as a percentage of sales will decline.

Jim DePalma:
Again, I think we’re going to stay in the range of 20 to 21 percent I think we had some one-time costs in the first quarter relating to bids and proposals.  We were fortunate that a lot of our R&D — our R&D actually you know went up in the quarter but was funded contracts and when we filed the 10Q on you know at the end of tomorrow you’ll see all that.

But again, when you look at our margins our credentialing margins overall when you take the Federal State and local on a cash basis in the 40 percent range.  Our biometrics business when you combine the devices and our solutions it’s in 50 percent range.  Our government services are in the 30 percent range and enrollment is in the 15 to 20 percent range.  So when enrollment increases and one of our other divisions decrease you have a negative impact on the overall gross profit margin and that’s what happened in first quarter.

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Howard Rubel:	I get it, I just wanted to see if there was anything you’re doing to sort of make a difference in the way the business is operating you know …

Bob LaPenta:
Yes, and Howard on that point and maybe this is a combination of what you just said and the strategic alternatives.  When people look at our business, there are synergies that could be realized depending on who the interested party is.  Twenty-five million dollars that would be recognized within the first month of ownership.

Some of the people that are looking at it would have synergies of over $50 million that’s a pretty impressive number.  When you then air on top of that the fact that we have a $600 million plus loss carry forward that’s a valuable number for a company that is you know mature and earning money.  So you know there are you know there are things that make this company very valuable our backlog really our franchise position in enrollment and in drivers license.

Worse case we’re one of one, two, or three with a database multi-model capability of finger, face and iris.  And intel I got to tell you that’s a valuable business so there are things that make this company very valuable that again, I don’t want to say the stock market doesn’t see it because you know we’re going to you know whatever.  But …

Howard Rubel:	You’ll hear from me later on that and then I guess half of …

Bob LaPenta:	Wow wait one more thing Howard and my good people here have just made me red in the face. The win loss rate on non-drivers license programs 70 percent.

Howard Rubel:	That’s pretty good.

Bob LaPenta:	And we have it in detail.

Howard Rubel:	That’s very helpful. Just an end. Half of that synergies that you’re talking about are probably related to the cost of debt.

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Bob LaPenta:
No, that doesn’t even include the cost of debt.  So if you Howard let’s just say — let’s say you know a good — Howard you know let’s say you know a company whose cost of capital I don’t want to mention any names …

Howard Rubel:	Well go ahead it’ll be OK !

Bob LaPenta:	… it’s two percent, three percent you know opportunity costs. Because they’re sitting, there with a ton of cash on their balance sheet right.

Howard Rubel:	Right I get it.

Bob LaPenta:	Six percent times $300 million is another $20 million. This company would become massively accretive for anybody that wants to buy it.

Howard Rubel:	Thanks Bob a lot.

Bob LaPenta:	You’re welcome.

Operator:	Our final question is from Irene Turtov of Lite Speed.

Irene Turtov:	Yes, Bob can you just sort of enlighten us any maybe I missed this, what happened to pass cards and passports in this quarter. I’m not sure why there was a fall off.

Bob LaPenta:
I’m going to give you that answer.  Number one there was a large inventory coming out of last year Pass cards.  Some of that inventory was caused by the fact that they switched cards from one card to a more secure card.  So they didn’t want to have a shortage so they bought you know a large quantity of cards so there was no risk when we went from one card to the other.

The second one is that they changed the way, and this is Passports, now they changed the way they bring inventory into various — you know it all has to be in very secure places.  And you know while we offered to provide space because they really do need this — it has to in government facilities.  So that process you know we expect to really start shipping a lot of — you know passport travel is recovering.

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You know I think three years ago two years ago I want to say ’08 we probably — we shipped the equivalent of 18 million Passports.  That dropped to like 12 million in ’09.  We expect that number to go back up to 14 million plus this year and all of that’s going to happen in the second half.

Jim DePalma:
Right and I guess in ’08 and ’09 if you look at the two years we averaged between Passcards and Passports about $40 million a year in revenue and so far, in the first quarter we’ve generated $3 million.

Irene Turtov:	Got you so what’s the seed that you generally earn or is — what’s the revenue you get for Passport or Passcard.

Bobby Basil:	I want to say about four dollars.

Irene Turtov:	Right thanks.

Male:	That’s for Passports.

Bob LaPenta:	Yes, no that’s also Passcards …

Bobby Basil:	Five and a quarter.

Bob LaPenta:	Yes, a couple of dollars for a Passport. A buck and a half.

Irene Turtov:	Thank you very much.

Bob LaPenta:	Yes, OK.

Operator:	There are no further questions at this time I will turn the floor back over to Mr. Bob LaPenta for closing remarks.

Bob LaPenta:
Well thank you very much for participating.  I know it’s late and you have other calls to attend to.  Again, I’m as excited about the company today as I’ve been.  I think even start to see this thing really start demonstrating some of the capability and really of what we built here starting in the second quarter.  Again, hopefully we get the license and I think it’s going to happen.  Thank you and have a good day.

L-1 IDENTITY SOLUTIONS
Moderator: Lisa Cradit
05-05-10/3:00 p.m. CT
Confirmation # 65612413

Operator:
This concludes today’s teleconference.  Today’s call is being recorded and will be available for replay beginning two hours from the conclusion of this call.  The dial in number for the replay is 8006421687 of U. S. callers and 7066459291 for those outside the U. S. please use pass code 65612413.  Please disconnect your lines at this time thank you.

END